Titan International, Inc.
1525 Kautz Road, Suite 600
West Chicago, IL 60185

INVESTOR CONTACT:
Jeremy Hellman
VP - The Equity Group
jhellman@equityny.com

Alan Snyder
VP, Financial Planning & Investor Relations
630-251-0589
Alan.snyder@titan-intl.com

FOR IMMEDIATE RELEASE
Thursday, February 29, 2024

TITAN INTERNATIONAL, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2023 FINANCIAL PERFORMANCE

FY 2023 Results Highlighted by Buoyant Margins and Strong Free Cash Flow

Transformative Acquisition of Carlstar Group LLC. (“Carlstar”) Expected to Add Strategic Diversification of Customer Base, Product Line, Manufacturing and Distribution

WEST CHICAGO, ILLINOIS, February 29, 2024 - Titan International, Inc. (NYSE: TWI) (“Titan” or the “Company”), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported results for the fourth quarter and year ended December 31, 2023.

“One of our primary long-term objectives has been to structure Titan to deliver consistent, strong, bottom-line results, while serving our customers throughout various market cycles. Recall that 2022 was an excellent year for top-line sales as agricultural equipment dealers ramped up inventory in order to ensure they could satisfy expected farmer demand. While Titan certainly enjoyed that environment, as we moved into 2023 it also became clear that the aggressive inventory build in 2022 resulted in reduced demand in 2023 as OEMs worked down excess inventory. Despite this dynamic and its impact on our sales, we were able to report full year gross margins that were up slightly from 2022. We were also able to report record Free Cash Flow of $119 million, thanks to a firm focus on margins, along with working capital management. Our ability to deliver quality bottom-line and cash flow results in the face of a robust destocking headwind is a significant achievement and I want to thank our entire One Titan team for their hard work in making that happen,” stated Paul Reitz, President and Chief Executive Officer.

Mr. Reitz added, “As we look back through the past years, we were able to build long-term strength via product portfolio optimization, addressing non-core businesses, and an enhanced focus on new product development. In doing so, we have fortified our balance sheet by eliminating debt, and building cash and, at the same time, have been able to create value for shareholders by repurchasing shares. Now we’re excited to talk about the new growth path ahead of us through the accretive acquisition of Carlstar Group. As we highlighted in the press release we
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issued announcing the transaction, Carlstar will further diversify our customer base and product portfolio while also adding key manufacturing and distribution assets around the world. We are really pleased that we were able to complete this acquisition at a fair valuation of approximately four times their 2023 adjusted EBITDA, using a combination of cash and stock, which will not stress our balance sheet. As noted in the acquisition announcement, Carlstar is a well-run, profitable business which is complementary to our existing business, creating avenues for incremental growth and synergies.

Mr. Reitz continued, “Now moving to market conditions within our segments, commentary from large, global agricultural equipment companies through the first two months of 2024 is consistent with what we are seeing in the field and hearing from our customers, namely that demand is somewhat soft due to declining farmer incomes. On the other hand, inventories appear to have normalized, which is a positive allowing for a more direct connection between commodity prices and equipment demand, including both new and aftermarket, as we move through the year. Over the longer term, the continued adoption of precision farming represents a positive demand driver and farmers are also increasingly cognizant of the ability of our tire technologies such as LSW to deliver meaningful additions to their bottom lines. The construction and earthmoving markets, particularly non-residential construction projects, have the tailwind of infrastructure support and the transition to clean energy is expected to support commodity prices of key inputs such as rare earth elements, which will benefit the mining segment over the long term.”

Mr. Reitz continued, “Carlstar also brings us an expansive offering in outdoor power equipment, high speed trailers, and power sports within our Consumer segment. Those markets are retail-centric, where demand and market activity are subject to much different drivers than agriculture. We expect this to further solidify the margin and cash flow success we enjoyed in 2023 while also providing additional avenues for top line expansion. With the addition of Carlstar, we will have increased manufacturing flexibility and distribution channels, and the best-in-class wheel and tire lineup.”

Mr, Reitz concluded, “We are excited to get to work incorporating Carlstar’s operation with Titan’s. Given the scope of the integration work, along with the addition of new end markets, we think it is prudent to refrain from providing financial guidance at this time. As we progress through the integration, we will look to provide financial guidance later in the year.”

Financial Summary

Net sales for the fourth quarter ended December 31, 2023, were $390.2 million, compared to $509.8 million in the comparable quarter of 2022. Net sales change was across all segments and primarily driven by sales volume decrease caused by elevated inventory levels at our customers in the Americas, particularly OEM customers, lower levels of end customer demand in small agricultural equipment, and economic softness in Brazil. Net sales change was also impacted by negative price, primarily due to lower raw material and other input costs, most notably steel, and unfavorable foreign currency translation of -2%.

Gross profit for the fourth quarter ended December 31, 2023, was $58.3 million, compared to $76.7 million in the comparable prior year period. Gross margin was 14.9% of net sales for the quarter, consistent with 15.0% of net sales in the comparable prior year period. Margins were maintained as a result of lower production input costs and continued productivity initiatives across global production facilities, despite headwinds from the unfavorable impact of fixed cost absorption on lower revenue.

Selling, general, administrative, research and development (SGARD) expenses for the fourth quarter of 2023 were $35.2 million, compared to $33.3 million for the comparable prior year period. For the year ended December 31, 2023, SGARD expenses of $147.5 million were up a modest 3.0% from $143.2 million the prior year due to normal inflation within the business.

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Income from operations for the fourth quarter of 2023 was $20.7 million, or 5.3% of net sales, compared to $40.9 million, or 8.0% of net sales, for the fourth quarter of 2022. The change in income was primarily due to lower net sales and the net result of the items previously discussed.

Segment Information
Agricultural Segment

(Amounts in thousands)	Three months ended			Twelve months ended
	December 31,			December 31,
	2023	2022	% Increase/(Decrease)	2023	2022	% Increase/(Decrease)
Net sales	$192,564	$274,796	(29.9)%	$980,537	$1,192,239	(17.8)%
Gross profit	$28,014	$37,791	(25.9)%	$163,026	$193,585	(15.8)%
Profit margin	14.5%	13.8%	5.1%	16.6%	16.2%	2.5%
Income from operations	$14,571	$24,348	(40.2)%	$100,642	$130,474	(22.9)%

Net sales in the agricultural segment were $192.6 million for the three months ended December 31, 2023, as compared to $274.8 million for the comparable period in 2022. The net sales change was primarily due to lower sales volumes in North and South America, which was caused by actions taken by customers primarily within the OEM channel to reduce elevated inventory levels. Additional drivers included softness in demand for small agricultural equipment and a decline in Brazilian economic activity. The change in net sales was also impacted by negative price associated with lower steel prices, and an unfavorable impact of foreign currency translation of 5.1%.
Earthmoving/Construction Segment

(Amounts in thousands)	Three months ended			Twelve months ended
	December 31,			December 31,
	2023	2022	% Increase/(Decrease)	2023	2022	% Increase/(Decrease)
Net sales	$159,106	$195,806	(18.7)%	$687,758	$807,356	(14.8)%
Gross profit	$22,107	$33,137	(33.3)%	$110,690	$135,788	(18.5)%
Profit margin	13.9%	16.9%	(17.8)%	16.1%	16.8%	(4.2)%
Income from operations	$8,561	$19,858	(56.9)%	$55,122	$79,810	(30.9)%

Net sales in the earthmoving / construction segment were $159.1 million for the three months ended December 31, 2023, as compared to $195.8 million for the comparable period in 2022. The change in earthmoving/construction sales was primarily due to decreased volume in the Americas and the undercarriage business which was caused by elevated customer inventory levels and a slowdown at construction OEM customers. In addition, the net sales change was impacted by negative price from lower raw material and other input costs. The change in net sales was partially offset by favorable impact of foreign currency translation of 1.9%.

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Consumer Segment

(Amounts in thousands)	Three months ended			Twelve months ended
	December 31,			December 31,
	2023	2022	% Increase/(Decrease)	2023	2022	% Increase/(Decrease)
Net sales	$38,529	$39,164	(1.6)%	$153,505	$169,785	(9.6)%
Gross profit	$8,203	$5,767	42.2%	$32,133	$31,337	2.5%
Profit margin	21.3%	14.7%	44.9%	20.9%	18.5%	13.0%
Income from operations	$5,197	$3,867	34.4%	$22,380	$22,843	(2.0)%

Net sales in the consumer segment were $38.5 million for the three months ended December 31, 2023, as compared to $39.2 million for the comparable period in 2022. The change was due to lower sales volumes, mainly in Latin America for light utility truck tires related to softer economic conditions in the region. In addition, net sales were unfavorably impacted by negative price from lower raw material and other input costs, and foreign currency translation of 1.8%.

Non-GAAP Financial Measures

Adjusted EBITDA was $38.1 million for the fourth quarter of 2023, compared to $52.8 million in the comparable prior year period. The Company utilizes EBITDA and adjusted EBITDA, which are non-GAAP financial measures, as a means to measure its operating performance. A reconciliation of net income to EBITDA and adjusted EBITDA can be found at the end of this release.

Adjusted net income applicable to common shareholders for the fourth quarter of 2023 was $21.0 million, equal to income of $0.34 per basic and diluted share, compared to $27.7 million, equal to income of $0.44 per basic and diluted share, in the fourth quarter of 2022. The Company utilizes adjusted net income applicable to common shareholders, which is a non-GAAP financial measure, as a means to measure its operating performance. A reconciliation of net income applicable to common shareholders and adjusted net income applicable to common shareholders can be found at the end of this release.

Financial Condition

The Company ended 2023 with total cash and cash equivalents of $220.3 million, compared to $159.6 million at December 31, 2022. Long-term debt at December 31, 2023, was $409.2 million, compared to $414.8 million at December 31, 2022. Short-term debt was $16.9 million at December 31, 2023, compared to $30.9 million at December 31, 2022. Net debt (total debt less cash and cash equivalents) was $205.8 million at December 31, 2023, compared to $286.0 million at December 31, 2022. The decrease in net debt during 2023 was due to the increase in cash of $60.7 million and the decrease of short and long-term debt of $19.5 million.

Cash provided by operating activities increased by $18.7 million when comparing the year ended December 31, 2023 to 2022. This increase was primarily due to focused working capital management centered on collections of accounts receivable and inventory management, resulting in improvements of $70.1 million and $51.2 million, respectively. The increase was partially offset by the changes in accounts payable and other current liabilities by $55.0 million and $18.0 million, respectively.

Capital expenditures were $60.8 million for the year ended December 31, 2023, compared to $47.0 million for 2022. Capital expenditures represent plant equipment replacement and improvements, along with new tools, dies and molds related to new product development. The overall capital outlay for 2023 increased as the Company seeks to enhance the Company's existing facilities and manufacturing capabilities and drive plant efficiency and labor productivity gains.

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Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the fourth quarter financial results on Thursday, February 29, 2024, at 9 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed using the following link release https://events.q4inc.com/attendee/889510132 or on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 15 minutes prior to the live event to download and install any necessary audio software.

A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

In order to participate in the real-time teleconference, with live audio Q&A, participants should use one of the following dial in numbers:

U.S. Toll Free:             1 833 470 1428
All Other Locations: https://www.netroadshow.com/conferencing/global-numbers?confId=56511
Participants Access Code:     133146

Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of geopolitical instability; the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of domestic and world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; the Company's ability to maintain satisfactory labor relations; unfavorable outcomes of legal proceedings; the Company's ability to comply with current or future regulations applicable to the Company's business and the industry in which it competes or any actions taken or orders issued by regulatory authorities; availability and price of raw materials; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; changes in the interest rate environment and their effects on the Company's outstanding indebtedness; unfavorable product liability and warranty claims; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; results of investments; the realization of projected synergies; the effects of potential processes to explore various strategic transactions, including potential dispositions; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to our manufacturing facilities, including that any of our material facilities may become inoperable; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports
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filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason, except as required by law.

About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in West Chicago, Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

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Titan International, Inc.
Consolidated Statements of Operations
Amounts in thousands, except per share data

	Three months ended		Twelve months ended
	December 31,		December 31,
	2023	2022	2023	2022
	(unaudited)	(unaudited)

Net sales	$390,199	$509,766	$1,821,800	$2,169,380
Cost of sales	331,875	433,071	1,515,951	1,808,670
Gross profit	58,324	76,695	305,849	360,710
Selling, general and administrative expenses	32,021	30,486	134,938	132,792
Research and development expenses	3,140	2,812	12,539	10,404
Royalty expense	2,445	2,495	9,645	11,712
Income from operations	20,718	40,902	148,727	205,802
Interest expense, net	(2,600)	(6,961)	(18,785)	(29,796)
Foreign exchange (loss) gain	(21,940)	(7,822)	(22,822)	927
Other income	219	894	2,628	25,420
Income before income taxes	(3,603)	27,013	109,748	202,353
(Benefit) provision for income taxes	(2,321)	(15,961)	26,042	23,167
Net income	(1,282)	42,974	83,706	179,186
Net income attributable to noncontrolling interests	1,283	934	4,946	2,884
Net income attributable to Titan and applicable to common shareholders	$(2,565)	$42,040	$78,760	$176,302

Earnings per common share:
Basic	$(.04)	$.67	$1.26	$2.80
Diluted	$(.04)	$.66	$1.25	$2.77
Average common shares and equivalents outstanding:
Basic	61,389	62,842	62,452	63,040
Diluted	62,088	63,521	62,961	63,691

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Titan International, Inc.
Consolidated Balance Sheets
Amounts in thousands, except share data

	December 31, 2023	December 31, 2022

Assets
Current assets
Cash and cash equivalents	$220,251	$159,577
Accounts receivable, net	219,145	266,758
Inventories	365,156	397,223
Prepaid and other current assets	72,229	86,070
Total current assets	876,781	909,628
Property, plant and equipment, net	321,694	296,605
Operating lease assets	11,955	8,932
Deferred income taxes	38,033	38,736
Other long-term assets	40,782	30,729
Total assets	$1,289,245	$1,284,630

Liabilities
Current liabilities
Short-term debt	$16,913	$30,857
Accounts payable	201,201	263,376
Other current liabilities	154,261	151,928
Total current liabilities	372,375	446,161
Long-term debt	409,178	414,761
Deferred income taxes	2,234	3,425
Other long-term liabilities	38,043	37,145
Total liabilities	821,830	901,492

Equity
Titan stockholders' equity
Common stock ($0.0001 par, 120,000,000 shares authorized, 66,525,269 issued at December 2023 and 66,525,269 at December 2022)	—	—
Additional paid-in capital	569,065	565,546
Retained earnings	169,623	90,863
Treasury stock (at cost, 5,809,414 shares at December 2023 and 3,681,308 shares at December 2022)	(52,585)	(23,418)
Accumulated other comprehensive loss	(219,043)	(251,755)
Total Titan stockholders’ equity	467,060	381,236
Noncontrolling interests	355	1,902
Total equity	467,415	383,138
Total liabilities and equity	$1,289,245	$1,284,630

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Titan International, Inc.
Consolidated Statements of Cash Flows
All amounts in thousands

	Twelve months ended
	December 31,
Cash flows from operating activities:	2023	2022
Net income	$83,706	$179,186
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,434	42,747
Loss on sale of the Australian wheel business	—	10,890
Deferred income tax provision (benefit)	(2,081)	(23,385)
Income on indirect taxes	(3,096)	(32,043)
Gain on fixed asset and investment sale	(644)	(216)
Stock-based compensation	5,235	4,282
Issuance of stock under 401(k) plan	1,776	1,627
Foreign currency loss (gain)	19,734	2,661
(Increase) decrease in assets:
Accounts receivable	42,871	(27,201)
Inventories	31,635	(19,598)
Prepaid and other current assets	17,596	11,366
Other assets	(2)	(1,288)
Increase (decrease) in liabilities:
Accounts payable	(62,725)	(7,754)
Other current liabilities	872	18,888
Other liabilities	2,039	516
Net cash provided by operating activities	179,350	160,678
Cash flows from investing activities:
Capital expenditures	(60,799)	(46,974)
Proceeds from sale of investments	2,085	9,293
Other investing activities	1,791	930
Net cash used for investing activities	(56,923)	(36,751)
Cash flows from financing activities:
Proceeds from borrowings	6,666	88,940
Payment on debt	(27,608)	(124,739)
Repurchase of common stock	(32,579)	(25,000)
Other financing activities	(2,495)	(511)
Net cash used for financing activities	(56,016)	(61,310)
Effect of exchange rate changes on cash	(5,737)	(1,148)
Net increase in cash and cash equivalents	60,674	61,469
Cash and cash equivalents, beginning of year	159,577	98,108
Cash and cash equivalents, end of year	$220,251	$159,577

Supplemental information:
Interest paid	$30,269	$31,604
Income taxes paid, net of refunds received	$21,801	$24,105
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Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). These supplemental schedules provide a quantitative reconciliation between each of adjusted net income attributable to Titan, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt, each of which is a non-GAAP financial measure and the most directly comparable financial measures calculated and reported in accordance with GAAP.

We present adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt, as we believe that they assist investors with analyzing our business results. In addition, management reviews each of these non-GAAP financial measures in order to evaluate the financial performance of each of our segments, as well as the Company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

Adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of adjusted net income attributable to Titan to net income applicable to common shareholders, the most directly comparable GAAP financial measure, for each of the three and twelve month periods ended December 31, 2023 and 2022.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2023	2022	2023	2022

Net income attributable to Titan and applicable to common shareholders	$(2,565)	$42,040	$78,760	$176,302
Adjustments:
Foreign exchange loss (gain)	21,940	7,823	22,822	(927)
Loss on sale of Australian wheel business	—	—	—	10,890
Proceeds from government grant	—	—	—	(1,324)
Income on Brazilian indirect tax credits, net of taxes (a)	—	6,720	(3,096)	(15,874)
Net deferred income tax benefit (b)	—	(28,882)	—	(28,882)
Restructuring charges	1,637	—	1,637	—

Adjusted Net income attributable to Titan and applicable to common shareholders	$21,012	$27,701	$100,123	$140,185

Adjusted income per common share:
Basic	$0.34	$0.44	$1.60	$2.22
Diluted	$0.34	$0.44	$1.59	$2.20

Average common shares and equivalents outstanding:
Basic	61,389	62,842	62,452	63,040
Diluted	62,088	63,521	62,961	63,691

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(a) The Company incurred global intangible low-taxed income (GILTI) tax during the fourth quarter associated with the income on the Brazilian indirect tax credits.

(b) During the fourth quarter of 2022, the income tax benefit was primarily driven by a $53.3 million domestic valuation allowance release offset by $25.3 million of net NOLs used in the current year.

The table below provides a reconciliation of net income to EBITDA and adjusted EBITDA, non-GAAP financial measures, for the three and twelve-month periods ended December 31, 2023 and 2022.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2023	2022	2023	2022

Net Income	$(1,282)	$42,974	$83,706	$179,186
Adjustments:
Provision for income taxes	(2,321)	(15,961)	26,042	23,167
Interest expense, excluding interest income	7,274	7,517	29,063	31,273
Depreciation and amortization	10,836	10,464	42,434	42,747
EBITDA	$14,507	$44,994	$181,245	$276,373
Adjustments:
Foreign exchange loss (gain)	21,940	7,823	22,822	(927)
Loss on sale of Australian wheel business	—	—	—	10,890
Proceeds from government grant	—	—	—	(1,324)
Income on Brazilian indirect tax credits, gross	—	—	(475)	(32,043)
Restructuring charges	1,637	—	1,637	—
Adjusted EBITDA	$38,084	$52,817	$205,229	$252,969

The table below sets forth, for the three and twelve-month periods ended December 31, 2023, the impact to net sales of currency translation (constant currency) by geography (in thousands, except percentages):

	Three Months Ended December 31,			Change due to currency translation		Three Months Ended December 31, 2023
	2023	2022	% Change from 2022	$	%	Constant Currency
United States	$160,352	$237,967	(32.6)%	$—	—%	$160,352
Europe / CIS	134,265	151,901	(11.6)%	(6,869)	(4.5)%	141,134
Latin America	71,847	98,290	(26.9)%	780	0.8%	71,067
Other International	23,735	21,608	9.8%	(4,815)	(22.3)%	28,550
	$390,199	$509,766	(23.5)%	$(10,904)	(2.1)%	$401,103

	Twelve Months Ended December 31,			Change due to currency translation		Twelve Months Ended December 31, 2023
	2023	2022	% Change from 2022	$	%	Constant Currency
United States	$814,676	$1,074,715	(24.2)%	$—	—%	$814,676
Europe / CIS	558,677	577,877	(3.3)%	(17,776)	(3.1)%	576,453
Latin America	354,979	422,439	(16.0)%	(2,665)	(0.6)%	357,644
Other International	93,468	94,349	(0.9)%	(17,333)	(18.4)%	110,801
	$1,821,800	$2,169,380	(16.0)%	$(37,774)	(1.7)%	$1,859,574
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The table below provides a reconciliation of net debt, which is a non-GAAP financial measure:

	December 31, 2023	September 30, 2023	December 31, 2022

Long-term debt	$409,178	$409,747	$414,761
Short-term debt	16,913	17,556	30,857
Total debt	$426,091	$427,303	$445,618
Cash and cash equivalents	220,251	211,902	159,577
Net debt	$205,840	$215,401	$286,041

The table below provides a reconciliation of net cash provided by operating activities to free cash flow, which is a non-GAAP financial measure:

	Three months ended		Twelve months ended
	December 31,		December 31,
	2023	2022	2023	2022

Net cash provided by operating activities	$39,244	$58,438	$179,350	$160,678
Capital expenditures	(19,319)	(14,219)	(60,799)	(46,974)
Free cash flow	$19,925	$44,219	$118,551	$113,704

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